Exhibit 99.1

Regional Management Corp. Announces First Quarter 2017 Results

- Net income of $7.6 million; diluted earnings per share of $0.65 -

- Finance receivable growth of 14.4% from the prior year -

- Total delinquencies as a percentage of finance receivables of 15.7% -

Greenville, South Carolina – May 2, 2017 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the first quarter ended March 31, 2017.

First Quarter 2017 Highlights

•	Net income for the first quarter of 2017 was $7.6 million, an increase of 47.5% from the prior-year period. The net income increase was due to growth in the core loan portfolios, as well as a $1.5 million tax benefit from share-based compensation in the first quarter of 2017. Diluted earnings per share for the first quarter of 2017 were $0.65, based on a diluted share count of 11.7 million.

•	Total finance receivables as of March 31, 2017 were $695.0 million, an increase of 14.4%, or $87.6 million, from the prior year, and down 3.2%, or $22.8 million, sequentially due to normal seasonality:

•	Eighth consecutive quarter that total finance receivables have increased at least 10% over the prior-year period.

•	Large loan finance receivables of $242.4 million increased $80.1 million, or 49.3%, from the prior-year period and now represent 35% of the total loan portfolio. Branch small loan finance receivables as of March 31, 2017 were $335.6 million, an increase of 8.1% over the prior year and a decrease of 6.4% sequentially due to typical seasonality.

•	Total revenue for the first quarter of 2017 was $65.8 million, a $9.1 million, or 16.1%, increase from the prior-year period, and a $1.8 million, or 2.8%, increase sequentially.

•	Strong interest and fee income increase of 15.5% driven by a 14.4% increase in receivables compared to the prior-year period.

Exhibit 99.1

•	Insurance income for the first quarter of 2017 increased $0.9 million from the prior-year period and $2.2 million sequentially. The sequential increase is related to a temporary shift of certain claims expense into provision for credit losses during the Company’s transition to a new insurance provider.

•	Overall yield increase of 40 basis points on a year-over-year basis and 90 basis points sequentially.

•	Provision for credit losses for the first quarter of 2017 was $19.1 million, an increase of $5.3 million compared to the prior-year period. The provision for credit losses included $2.2 million related to a temporary shift of insurance claims expense, as noted above. This line shift had no impact on the Company’s net income.

•	Annualized net credit losses as a percentage of finance receivables were 10.9% (inclusive of 0.5% attributable to the insurance losses noted above), an increase from 9.7% in the prior-year period.

•	Total delinquencies as a percentage of total finance receivables as of March 31, 2017 were 15.7%, a significant reduction from 18.1% as of December 31, 2016 and an improvement from 16.7% as of March 31, 2016.

•	30+ day contractual delinquencies were 6.5%, an improvement sequentially from 7.4% as of December 31, 2016 and a slight increase from 6.2% as of March 31, 2016.

“We continued to experience double-digit year-over-year top-line and overall finance receivables growth during the first quarter,” said Peter R. Knitzer, Chief Executive Officer of Regional Management Corp. “Total finance receivables increased 14% from the prior year, allowing us to generate 16% year-over-year growth in our interest and fee income. Most notably, we continued to successfully grow within our existing footprint, as we generated 13% growth in our same-store finance receivables. Further, the ongoing focus on our core loan categories helped alleviate our typical portfolio seasonal liquidation and puts us in a strong position to grow the business in subsequent quarters.”

“In terms of our credit performance, while our provision and net credit losses were elevated in the quarter as expected, we worked diligently to significantly reduce our total and 30+ day delinquencies during the quarter from their levels at the end of 2016, and our total delinquency of 15.7% is a historic low for Regional Management,” added Mr. Knitzer. “With respect to our new operating platform, we successfully completed the buildout of our enhanced functionality, and we are on schedule to resume converting branches in our remaining states in the second quarter. Overall, we continue to move forward with our growth strategy and the build of our operating system in order to drive long-term shareholder value.”

Exhibit 99.1

First Quarter 2017 Results

Finance receivables outstanding at March 31, 2017 were $695.0 million, a 14.4% increase from $607.4 million in the prior year. Finance receivables increased primarily due to an increase in both the core small and large loan portfolios, enhanced marketing, and the net addition of branches in Virginia. On a sequential basis, finance receivables decreased by $22.8 million from the fourth quarter of 2016 due to normal seasonality.

For the first quarter ended March 31, 2017, the Company reported total revenue of $65.8 million, a 16.1% increase from $56.7 million in the prior-year period. Interest and fee income for the first quarter of 2017 was $59.3 million, a 15.5% increase from $51.3 million in the prior-year period, primarily due to an increase in the portfolios of both small and large loans compared to the prior-year period. Insurance income, net for the first quarter of 2017 was $3.8 million, an increase of $0.9 million from the prior-year period primarily due to a transition in insurance carriers, causing some of the Company’s insurance claims to impact net credit losses instead of insurance income. Other income for the first quarter of 2017 was $2.8 million, a 12.3% increase from the prior-year period and consistent with portfolio growth.

The provision for credit losses in the first quarter of 2017 was $19.1 million, compared to $13.8 million in the prior-year period. The $5.3 million increase was primarily due to an increase in net credit losses of $4.4 million and the temporary shift of insurance claims expense. In the first quarter of 2017, the Company released $0.3 million of allowance for credit losses, compared to $1.2 million in the first quarter of 2016.

Net credit losses were $19.4 million in the first quarter of 2017, compared to $15.0 million in the prior-year period, consistent with portfolio growth and the elevated levels of the last three delinquency buckets in the fourth quarter of 2016. Net credit losses for the first quarter of 2017 included $1.0 million of losses attributable to a temporary shift of certain insurance claims expense into net credit losses during a transition in the Company’s insurance provider. Annualized net credit losses as a percentage of average finance receivables in the first quarter of 2017 were 10.9% (inclusive of 0.5% attributable to the insurance losses noted above), an increase from 9.7% in the prior-year period.

General and administrative expenses for the first quarter of 2017 were $31.5 million, an increase of 5.5%, or $1.6 million, from the prior-year period. General and administrative expenses for both the first quarters of 2017 and 2016 include $0.4 million of loan system conversion costs. Sequentially, general and administrative expenses increased $2.6 million, or 9.1%, from the fourth quarter of 2016 due to higher personnel costs (consistent with seasonally fewer originations that drive lower salary deferral for loan origination costs), as well as increased other expenses.

Net income for the first quarter of 2017 was $7.6 million, an increase from $5.2 million in the prior-year period. The net income increase in the first quarter of 2017 was partially due to a $1.5 million tax benefit from share-based compensation that occurred during the quarter. Diluted earnings per share for the first quarter of 2017 were $0.65, an increase from $0.40 in the prior-year period.

Exhibit 99.1

2017 De Novo Outlook

As of March 31, 2017, the Company’s branch network consisted of 344 locations. Regional Management opened 5 de novo branches in the first quarter of 2017 and, for the full year 2017, maintains its plan to open between 10 and 15 de novo branches.

Liquidity and Capital Resources

As of March 31, 2017, the Company had finance receivables of $695.0 million and outstanding long-term debt of $463.0 million (consisting of $430.8 million of long-term debt on its $585.0 million senior revolving credit facility and $32.2 million of long-term debt on its $75.7 million amortizing loan).

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 590-2959 (toll-free) or (503) 343-6651 (direct), passcode 4626895. Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional Management’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will also be available on Regional Management’s website at www.RegionalManagement.com.

A replay will be available following the end of the call through Tuesday, May 9, 2017, by telephone at (855) 859-2056 (toll-free) or (404) 537-3406 (direct), passcode 4626895. A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: changes in general economic conditions, including levels of unemployment and bankruptcies; risks associated with Regional Management’s transition to a new loan origination and servicing software system; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including repayment risks and value of

Exhibit 99.1

collateral, which risks may increase in light of adverse or recessionary economic conditions; changes in interest rates; the risk that Regional Management’s existing sources of liquidity become insufficient to satisfy its needs or that its access to these sources becomes unexpectedly restricted; changes in federal, state, or local laws, regulations, or regulatory policies and practices, and risks associated with the manner in which laws and regulations are interpreted, implemented, and enforced; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and credit losses); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in the competitive environment in which Regional Management operates or in the demand for its products; risks related to acquisitions; changes in operating and administrative expenses; and the departure, transition, or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update the information contained in this press release beyond the publication date, except to the extent required by law, and is not responsible for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico, Georgia, and Virginia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331

Exhibit 99.1

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

			Better (Worse)
	1Q’17	1Q’16	$	%
Revenue
Interest and fee income	$59,255	$51,300	$7,955	15.5%
Insurance income, net	3,805	2,939	866	29.5%
Other income	2,760	2,458	302	12.3%

Total revenue	65,820	56,697	9,123	16.1%

Expenses
Provision for credit losses	19,134	13,791	(5,343)	(38.7)%

Personnel	18,168	17,127	(1,041)	(6.1)%
Occupancy	5,285	4,863	(422)	(8.7)%
Marketing	1,205	1,515	310	20.5%
Other	6,796	6,300	(496)	(7.9)%

Total general and administrative	31,454	29,805	(1,649)	(5.5)%

Interest expense	5,213	4,710	(503)	(10.7)%

Income before income taxes	10,019	8,391	1,628	19.4%
Income taxes	2,385	3,215	830	25.8%

Net income	$7,634	$5,176	$2,458	47.5%

Net income per common share:
Basic	$0.66	$0.41	$0.25	61.0%

Diluted	$0.65	$0.40	$0.25	62.5%

Weighted-average shares outstanding:
Basic	11,494	12,756	1,262	9.9%

Diluted	11,715	12,949	1,234	9.5%

Return on average assets (annualized)	4.3%	3.4%

Return on average equity (annualized)	14.5%	10.1%

Exhibit 99.1

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value amounts)

			Increase (Decrease)
	1Q’17	1Q’16	$	%
Assets
Cash	$3,505	$7,436	$(3,931)	(52.9)%
Gross finance receivables	886,350	761,294	125,056	16.4%
Unearned finance charges and insurance premiums	(191,346)	(153,931)	(37,415)	(24.3)%

Finance receivables	695,004	607,363	87,641	14.4%
Allowance for credit losses	(41,000)	(36,230)	(4,770)	(13.2)%

Net finance receivables	654,004	571,133	82,871	14.5%
Property and equipment	11,878	9,991	1,887	18.9%
Restricted cash	8,889	10,818	(1,929)	(17.8)%
Intangible assets	6,981	3,520	3,461	98.3%
Deferred tax asset	725	2,453	(1,728)	(70.4)%
Other assets	4,450	4,356	94	2.2%

Total assets	$690,432	$609,707	$80,725	13.2%

Liabilities and Stockholders’ Equity
Liabilities:
Long-term debt	$462,994	$396,543	$66,451	16.8%
Unamortized debt issuance costs	(2,051)	(2,443)	392	16.0%

Net long-term debt	460,943	394,100	66,843	17.0%
Accounts payable and accrued expenses	15,310	13,685	1,625	11.9%

Total liabilities	476,253	407,785	68,468	16.8%
Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 100,000 shares authorized, no shares issued or outstanding	—	—	—	—
Common stock, $0.10 par value, 1,000,000 shares authorized, 13,170 shares issued and 11,624 shares outstanding at March 31, 2017 and 12,939 shares issued and 12,367 shares outstanding at March 31, 2016	1,317	1,294	23	1.8%
Additional paid-in-capital	91,485	89,565	1,920	2.1%
Retained earnings	146,423	119,934	26,489	22.1%
Treasury stock, 1,546 and 572 shares at March 31, 2017 and 2016, respectively	(25,046)	(8,871)	(16,175)	(182.3)%

Total stockholders’ equity	214,179	201,922	12,257	6.1%

Total liabilities and stockholders’ equity	$690,432	$609,707	$80,725	13.2%

Exhibit 99.1

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(in thousands, except per share amounts)

	Averages and Yields
	1Q’17		4Q’16		1Q’16
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Small loans	$349,521	42.3%	$354,276	42.6%	$325,649	41.9%
Large loans	239,033	28.7%	225,786	29.0%	152,938	28.2%
Automobile loans	88,150	16.6%	93,866	17.0%	111,008	18.2%
Retail loans	32,560	18.7%	33,013	19.0%	27,923	19.2%

Total interest and fee yield	$709,264	33.4%	$706,941	33.8%	$617,518	33.2%

Total revenue yield	$709,264	37.1%	$706,941	36.2%	$617,518	36.7%

	Components of Increase in Interest and Fee Income 1Q’17 Compared to 1Q’16 Increase (Decrease)
	Volume	Rate	Net
Small loans	$2,520	$272	$2,792
Large loans	6,176	211	6,387
Automobile loans	(975)	(431)	(1,406)
Retail loans	218	(36)	182

Total increase in interest and fee income	$7,939	$16	$7,955

	Net Loans Originated (1)
	1Q’17	4Q’16	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	1Q’16	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$115,359	$152,868	$(37,509)	(24.5)%	$114,377	$982	0.9%
Large loans	57,020	67,273	(10,253)	(15.2)%	48,569	8,451	17.4%
Automobile loans	8,789	8,099	690	8.5%	8,485	304	3.6%
Retail loans	6,264	8,043	(1,779)	(22.1)%	8,701	(2,437)	(28.0)%

Total net loans originated	$187,432	$236,283	$(48,851)	(20.7)%	$180,132	$7,300	4.1%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges

Exhibit 99.1

	Other Key Metrics
	1Q’17	4Q’16	1Q’16
Net credit losses	$19,384	$17,277	$15,013
Percentage of average finance receivables (annualized)	10.9%	9.8%	9.7%

Provision for credit losses	$19,134	$19,427	$13,791
Percentage of average finance receivables (annualized)	10.8%	11.0%	8.9%
Percentage of total revenue	29.1%	30.3%	24.3%

General and administrative expenses	$31,454	$28,826	$29,805
Percentage of average finance receivables (annualized)	17.7%	16.3%	19.3%
Percentage of total revenue	47.8%	45.0%	52.6%

Same store results:
Finance receivables at period-end	$682,218	$697,004	$552,313
Finance receivable growth rate	12.6%	11.0%	7.3%
Number of branches in calculation	329	321	306

	Finance Receivables by Product
	1Q’17	4Q’16	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	1Q’16	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$335,552	$358,471	$(22,919)	(6.4)%	$310,502	$25,050	8.1%
Large loans	242,380	235,349	7,031	3.0%	162,301	80,079	49.3%

Total core loans	577,932	593,820	(15,888)	(2.7)%	472,803	105,129	22.2%
Automobile loans	85,869	90,432	(4,563)	(5.0)%	106,297	(20,428)	(19.2)%
Retail loans	31,203	33,523	(2,320)	(6.9)%	28,263	2,940	10.4%

Total finance receivables	$695,004	$717,775	$(22,771)	(3.2)%	$607,363	$87,641	14.4%

Number of branches at period end	344	339	5	1.5%	339	5	1.5%
Average finance receivables per branch	$2,020	$2,117	$(97)	(4.6)%	$1,792	$228	12.7%

Exhibit 99.1

	Contractual Delinquency by Aging
	1Q’17		4Q’16		1Q’16
Allowance for credit losses	$41,000	5.9%	$41,250	5.7%	$36,230	6.0%

Current	586,085	84.3%	587,202	81.9%	505,801	83.3%
1 to 29 days past due	63,978	9.2%	77,106	10.7%	63,686	10.5%

Delinquent accounts:
30 to 59 days	13,860	2.1%	16,727	2.3%	11,986	1.9%
60 to 89 days	9,889	1.4%	11,641	1.6%	7,640	1.3%
90 to 119 days	7,569	1.0%	10,021	1.4%	7,099	1.1%
120 to 149 days	6,975	1.0%	8,205	1.1%	5,914	1.0%
150 to 179 days	6,648	1.0%	6,873	1.0%	5,237	0.9%

Total contractual delinquency	$44,941	6.5%	$53,467	7.4%	$37,876	6.2%

Total finance receivables	$695,004	100.0%	$717,775	100.0%	$607,363	100.0%

1 day and over past due	$108,919	15.7%	$130,573	18.1%	$101,562	16.7%

	Contractual Delinquency by Product
	1Q’17		4Q’16		1Q’16
Small loans	$26,573	7.9%	$32,955	9.2%	$24,978	8.0%
Large loans	12,142	5.0%	12,114	5.1%	5,561	3.4%
Automobile loans	4,513	5.3%	6,300	7.0%	6,120	5.8%
Retail loans	1,713	5.5%	2,098	6.3%	1,217	4.3%

Total contractual delinquency	$44,941	6.5%	$53,467	7.4%	$37,876	6.2%

Exhibit 99.1

	Quarterly Trend
	1Q’16	2Q’16	3Q’16	4Q’16	1Q’17	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$51,300	$52,589	$57,420	$59,654	$59,255	$(399)	$7,955
Insurance income, net	2,939	2,601	2,346	1,570	3,805	2,235	866
Other income	2,458	2,135	2,709	2,797	2,760	(37)	302

Total revenue	56,697	57,325	62,475	64,021	65,820	1,799	9,123

Expenses
Provision for credit losses	13,791	13,386	16,410	19,427	19,134	293	(5,343)

Personnel	17,127	16,674	18,180	16,998	18,168	(1,170)	(1,041)
Occupancy	4,863	4,770	5,175	5,251	5,285	(34)	(422)
Marketing	1,515	2,062	1,786	1,474	1,205	269	310
Other	6,300	6,042	5,312	5,103	6,796	(1,693)	(496)

Total general and administrative	29,805	29,548	30,453	28,826	31,454	(2,628)	(1,649)

Interest expense	4,710	4,811	5,116	5,287	5,213	74	(503)

Income before income taxes	8,391	9,580	10,496	10,481	10,019	(462)	1,628
Income taxes	3,215	3,668	4,020	4,014	2,385	1,629	830

Net income	$5,176	$5,912	$6,476	$6,467	$7,634	$1,167	$2,458

Net income per common share:
Basic	$0.41	$0.50	$0.57	$0.57	$0.66	$0.09	$0.25

Diluted	$0.40	$0.49	$0.56	$0.55	$0.65	$0.10	$0.25

Weighted-average shares outstanding:
Basic	12,756	11,756	11,384	11,408	11,494	(86)	1,262

Diluted	12,949	11,974	11,664	11,763	11,715	48	1,234

Net interest margin	$51,987	$52,514	$57,359	$58,734	$60,607	$1,873	$8,620

Net credit margin	$38,196	$39,128	$40,949	$39,307	$41,473	$2,166	$3,277

	1Q’16	2Q’16	3Q’16	4Q’16	1Q’17	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$609,707	$642,803	$691,329	$712,224	$690,432	$(21,792)	$80,725

Finance receivables	$607,363	$645,744	$696,149	$717,775	$695,004	$(22,771)	$87,641

Allowance for credit losses	$36,230	$36,200	$39,100	$41,250	$41,000	$(250)	$4,770

Long-term debt	$396,543	$441,147	$481,766	$491,678	$462,994	$(28,684)	$66,451

	General & Administrative Expenses Trend
	1Q’16	2Q’16	3Q’16	4Q’16	1Q’17	QoQ $ B(W)	YoY $ B(W)
Legacy operations expenses	$19,811	$18,224	$19,596	$19,238	$20,497	$(1,259)	$(686)
2017 new branch expenses					276	(276)	(276)

Total operations expenses	19,811	18,224	19,596	19,238	20,773	(1,535)	(962)
Marketing expenses	1,515	2,062	1,786	1,474	1,205	269	310
Home office expenses	8,479	9,262	9,071	8,114	9,476	(1,362)	(997)

Total G&A expenses	$29,805	$29,548	$30,453	$28,826	$31,454	$(2,628)	$(1,649)